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Exhibit 10.33.1

FIRST AMENDMENT TO
AMENDED AND RESTATED LICENSE AGREEMENT

        THIS FIRST AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT ("Amendment") is made and entered into as of the             2            day of April, 2004 (the "Effective Date") by and between TSA STORES, INC., a corporation organized and existing under the laws of the State of Delaware, United States of America ("U.S.A.") with its principal place of business at 1050 W. Hampden Avenue, Englewood, Colorado 80110, U.S.A. (formerly The Sports Authority, Inc.) and THE SPORTS AUTHORITY MICHIGAN, INC. a corporation organized and existing under the laws of the State of Michigan with its principal place of business at 1050 W. Hampden Avenue, Englewood, Colorado 80110, U.S.A. (collectively, "Licensor"), and MEGA SPORTS CO., LTD., a corporation organized and existing under the laws of Japan, with its principal office at 1-36-5, Nihonbashi Kakigara-cho, Chuo-ku, Tokyo, 103-0014 Japan ("Licensee").

        WHEREAS, Licensor and Licensee entered into a certain Amended and Restated License Agreement effective March 26, 1999 concerning Licensee's use of the "Licensed Property" in connection with the "TSA Stores" in the "Territory," as such terms are defined therein (the "Original Agreement");

        WHEREAS, Licensor and Licensee entered into a certain Internet Supplement to Amended and Restated License Agreement effective December 20, 1999 to permit Licensee to use the certain aspects of the Licensed Property in a limited fashion on the Internet; and

        WHEREAS, Licensor and Licensee wish to terminate the Internet Supplement to Amended and Restated License Agreement and to amend certain terms of the Original Agreement as of the Effective Date;

        NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

        The following defined terms shall have the meanings set forth below. In any conflict between a definition in this Amendment and a definition in the Original Agreement, the definition that appears herein shall govern.

1.1
"Agreement" when used by itself, shall mean the Original Agreement,as modified by this Amendment.

1.2
"Customer" or "Customers" shall mean any individual person, consumer, organization, business or other entity situated located in Japan, that accesses, purchases, obtains or otherwise receives any merchandise, services or information furnished by Licensee from the TSA Stores as permitted hereunder.

1.3
"E-Commerce Business" shall mean the business of creating, developing, operating, advertising and promoting the Sportsauthority.co.jp Site, including, without limitation, the solicitation and fulfillment of E-Commerce Orders, as further set forth herein.

1.4
"E-Commerce Orders" shall mean any orders placed by any Customer for any merchandise or services offered and/or sold by Licensee directly or indirectly on, by or through the Sportsauthority.co.jp Site.

1.5
"Internet" shall mean a global network of interconnected computer networks, each using the TCP/IP (Transmission Control Protocol/Internet Protocol), WAP (Wireless Application Protocol), and/or such other standard network interconnection protocols as may be adopted from time to time, which is used to transmit content that is directly or indirectly delivered to a computer, telephone or other digital electronic device for display to an end-user, whether such content is delivered through online browsers, offline browsers, or through "push" technology, electronic mail, broadband distribution, satellite, wireless, telephone connection or other successor technologies or means. "Internet" shall also mean online services such as AOL, CompuServe, Prodigy and the like.

1.6
"Licensed Property" shall mean the Marks, Technology and, subject to Article 2.2 of this Amendment, the TSA Content.

1.7
"Materials" shall mean the TSA Content, Web pages, Web banners, buttons and links, Web page source code and tags, exterior and interior signs, flags, banners, packaging, labels, print, electronic and broadcast advertising and promotional media, manuals, brochures, flyers, posters, sales literature, business forms, gift certificates, credit cards, debit cards, membership or consumer loyalty program cards, stationery, employee uniforms, badges, store bags and boxes, baskets, trolleys and carts, sales receipts and charge slips, tickets and tags, and the like, bearing any of the Marks and used on or in connection with the Products or Services or the TSA Stores, the TSA Ltd. Departments, and/or the Sportsauthority.co.jp Site.

1.8
"Party" shall mean Licensor or Licensee; "Parties" shall mean all of them.

1.9
"Royalties" shall mean the following (except with respect to Gross Sales from the TSA Ltd. Departments):

Period	Royalty Rate
In Fiscal Year 2003	ONE and TWO TENTHS of ONE PERCENT (1.2%) of any and all Gross Sales.
In Fiscal Year 2004	ONE and ONE TENTH of ONE PERCENT (1.1%) of any and all Gross Sales.
In Fiscal Year 2005	ONE PERCENT (1.0%) of any and all Gross Sales.
In Fiscal Year 2006	NINE TENTHS of ONE PERCENT (0.9%) of any and all Gross Sales.
In Fiscal Year 2007	EIGHT TENTHS of ONE PERCENT (0.8%) of any and all Gross Sales.
In Fiscal Year 2008	EIGHT TENTHS of ONE PERCENT (0.8%) of any and all Gross Sales.
In Fiscal Year 2009	EIGHT TENTHS of ONE PERCENT (0.8%) of any and all Gross Sales.
In Fiscal Year 2010	EIGHT TENTHS of ONE PERCENT (0.8%) of any and all Gross Sales.
In Fiscal Year 2011	EIGHT TENTHS of ONE PERCENT (0.8%) of any and all Gross Sales.
In Fiscal Year 2012	EIGHT TENTHS of ONE PERCENT (0.8%) of any and all Gross Sales.
In Fiscal Year 2013	EIGHT TENTHS of ONE PERCENT (0.8%) of any and all Gross Sales.
In Fiscal Year 2014	EIGHT TENTHS of ONE PERCENT (0.8%) of any and all Gross Sales.
In each subsequent Fiscal Year during the Term and any Renewal Term	To be negotiated; provided, however, that it shall not exceed FIVE TENTHS of ONE PERCENT (0.5%) of any and all Gross Sales.

        With respect to Gross Sales from the TSA Ltd. Departments, "Royalties" shall mean with respect to Fiscal Years from 2003 to 2014 (both inclusive) FIVE TENTHS of ONE PERCENT (0.5%) of any and all Gross Sales and with respect to each subsequent Fiscal Year during the Term and any Renewal Term the Royalties shall be negotiated provided, however, that it shall not exceed FIVE TENTHS of ONE PERCENT (0.5%) of any and all Gross Sales.

1.10
"Sportsauthority.co.jp Site" shall mean that certain Internet Web site currently accessible through the URL (as defined below), and any necessary backup or mirror Internet site.

1.11
"Territory" shall mean Japan.

1.12
"Term" shall mean the period commencing with the Effective Date and continuing approximately eleven (11) years through January 31, 2015 unless this Agreement is otherwise renewed or earlier terminated as provided below.

1.13
"TSA Content" shall mean any text, graphics, photographs, video, audio and/or other data or information relating to any subject furnished by Licensor to Licensee and used in connection with the Sportsauthority.co.jp Site, which may be furnished by Licensor to Licensee for use in the E-Commerce Business, subject to the terms of this Amendment and the Original Agreement.

1.14
"TSA Ltd. Departments" shall mean any sporting goods department or area within any JUSCO store, that is operated by Licensee and is signed, advertised or promoted under or in connection with the Marks or Materials, and devoted in whole or in part to the advertising, promotion or sale of any Products and/or an assortment of sporting goods and equipment, footwear and apparel, and/or to provision of the Services.

1.15
"TSA Stores" shall mean: (a) any sporting goods retail outlet established and/or operated by Licensee in the Territory devoted to the sale of an assortment of sporting goods and equipment, footwear and apparel, and/or to provision of the Services; (b) the Sportsauthority.co.jp Site, and the E-Commerce Business operated in connection with the same; and (c) the TSA Ltd. Departments as operated by Licensee as permitted hereunder.

1.16
"URL" shall mean the uniform resource locator of the Sportsauthority.co.jp Site on the Internet, and any replacement uniform resource locator registered by Licensee as provided hereunder.

1.17
"Web" or "web" shall mean the World Wide Web, a network protocol for accessing and viewing text, graphics, sound and other media and engaging in e-commerce via the Internet.

        Additional defined terms that are used herein but not defined above are set forth in the Original Agreement.

ARTICLE II
TRADEMARK AND SERVICE MARK LICENSE

2.1
Article 2.1 of the Original Agreement is deleted in its entirety and replaced by the following provision:

2.1
Grant of License. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, for the Term and any Renewal Term only, and Licensee accepts from Licensor, upon the terms and conditions specified herein, the exclusive (except as set forth in Articles 2.3 (d) and subject to (e) and (f) of the Original Agreement as modified by the Amendment), nontransferable right and license in the Territory only, to use the Marks on and in connection with the Products, Materials and Services furnished in or in connection with the TSA Stores if, and only if, such Products, Materials and Services comply with the quality standards set forth herein and those approved and issued by Licensor from time to time. The scope of the license granted in the Original Agreement is hereby enlarged to permit Licensee to conduct the E-Commerce Business, and to permit Licensee to advertise, promote and operate the TSA Ltd. Departments. Further, this license includes the temporary right for Licensee to register the URL in its own name as permitted herein; otherwise, Licensee is prohibited from using the Marks or any name or mark confusingly similar to the Marks, including any abbreviations of the Marks, as part of its registered corporate or business name, or as part of any Internet domain name. No other, further or different license is granted or implied and no assignment of any right or interest is made or intended herein. In particular, no license is granted to permit any third party to use the Marks, and Licensee may only use the Marks on or in connection with Products, Materials and Services subject to the terms and conditions of this Agreement. Licensor shall monitor and control the nature and quality of the Products, Materials and Services, and Licensor may appoint one or more representatives to monitor and exercise such control on Licensor's behalf. Such monitoring shall in no way lessen or limit Licensee's obligation to use the Marks only as set forth herein.

2.2
Article 2.3(d) of the Original Agreement is deleted in its entirety and replaced by the following provisions:

            (d)   The TSA Content. From time to time Licensee may request the right to use, reproduce or create derivative works from certain TSA Content for use and display on the Sportsauthority.co.jp Site. Licensee shall make such requests in writing to Licensor, describing the desired TSA Content and its intended transformation (if any) and use. Licensor shall use commercially reasonable efforts to respond to such requests promptly. If Licensor grants permission to use, reproduce or create derivative works from the subject TSA Content, it shall do so in writing, and such permission shall be subject to the terms and conditions set forth in this Amendment as well as in the Original Agreement. In particular, with respect to such approved TSA Content, Licensor hereby grants to Licensee, for the Term and any Renewal Term only, and Licensee accepts from Licensor, upon the terms and conditions specified herein and in the Original Agreement, the non-transferable, non-exclusive right and license in the Territory only, to use certain approved TSA Content solely in connection with the Sportsauthority.co.jp Site if, and only if, such use complies with the restrictions set forth herein. Licensor may monitor and control the nature and quality of Licensee's use of the TSA Content, and Licensor may appoint one or more representatives to monitor and exercise such control on Licensor's behalf. Such monitoring shall in no way lessen or limit Licensee's obligation to use the TSA Content only as set forth herein. No other, further or different license is granted or implied and no assignment of any right or interest is made or intended herein. In particular, no license is granted to sublicense or otherwise permit any third party to use the TSA Content. All derivative works created from the TSA Content shall be the exclusive property of Licensor.

            (e)   Nothing contained herein shall prevent or restrict Licensor or third parties licensed by Licensor from using the Marks or the TSA Content to offer, sell, furnish or deliver goods or services via the Internet, including to any Customer, consumer, business or other entity situated in Japan, so long as the Japan portion of such sales is a minor portion of the subject enterprise's overall sales volume, and the targeting of any consumer or business or other entities located in Japan is not a principal or primary objective of any such enterprise.

            (f)    Licensee shall use the Sportsauthority.co.jp Site to target only Customers within the Territory. Licensee shall primarily use the Japanese language in all of the Sportsauthority.co.jp Site's Web pages, and use only communications systems and servers located within the Territory to host and mirror the Sportsauthority.co.jp Site. E-Commerce Orders may be delivered to Customers only within the Territory.

            (g)   Licensee and Licensor shall negotiate and cooperate in good faith to establish hyperlinks between the Sportsauthority.co.jp Site and Licensor's existing Internet e-commerce enterprise located at the URL http://www.sportsauthority.com.

            (h)   Any copyright which may exist or be created in any TSA Content provided by Licensor hereunder including, without limitation, any sketch, design, drawing, print, advertisement, sign, jingle, musical composition, packaging, label, tag or the like designed or approved by Licensor, shall be the exclusive property of Licensor. Licensee shall not, at any time, do or suffer to be done any act or thing which may adversely affect any rights of Licensor in such TSA Content, including, without limitation, disclosing such information or filing any application in Licensee's name to record any claims to copyrights in TSA Content, and Licensee shall do all things reasonably required by Licensor to preserve and protect such rights, including, without limitation, placing Licensor's copyright notice on all TSA Content and any derivative works.

            (i)    Prohibitions. The Sportsauthority.co.jp Site shall not engage in directly or indirectly, permit or be associated (through links or otherwise) with gambling activities, and shall not depict or be associated with nudity, sexually explicit conduct or pornography, graphic violence or abusive behavior. Further, Licensee shall not advertise or promote the Sportsauthority.co.jp Site (through links or otherwise) in any way associated, or thought to be associated, with any illegal, vulgar, obscene, immoral, unsavory or offensive activities, nor cause material embarrassment to be suffered by Licensor by reason of acts or omissions of Licensee which are illegal, immoral or scandalous.

ARTICLE III
OTHER AMENDMENTS

3.1
The Internet Supplement to Amended and Restated License Agreement is terminated as of the Effective Date.

3.2
All references to "Canada" that appear in the Original Agreement are deleted in their entirety.

3.3
Article 4.1 of the Original Agreement is deleted in its entirety and replaced by the following provision:

4.1
Payments.

            (a)   Beginning with the Effective Date, during the initial Term and any Renewal Term, and if applicable, after termination of the Agreement to the extent any amounts are accrued and unpaid, Licensee shall pay the Royalties to Licensor in the manner and at the times specified below.

            (b)   The Royalties may be only amended by mutual written agreement of the Parties. Beginning in Fiscal Year 2015, the Royalties shall be determined through the Parties' good faith negotiations provided that in no event shall the Royalties exceed five tenths of one percent (.5%) of Gross Sales in a given Fiscal Year. Further, without limiting the foregoing, if at any time during the initial Term and any Renewal Term, after two (2) consecutive Fiscal Years in which Licensee has suffered an annual net operating loss by a margin greater than the applicable Royalties due and paid by Licensee for the two (2) subject Fiscal Years, and provided that such loss is due solely to Licensee's obligation to pay such Royalties, then upon request from Licensee, Licensor agrees to confer and negotiate in good faith with Licensee regarding a reduction in the Royalties for the purpose of improving Licensee's financial performance in the subsequent Fiscal Year or Fiscal Years. With any such request, Licensee shall furnish audited financial statements and a pro forma financial analysis based solely on the business of operating the TSA Stores as permitted hereunder. Licensor may request and

    Licensee shall furnish any additional information reasonably necessary to evaluate such request.

3.4
Article 4.8(a) of the Original Agreement is deleted in its entirety and replaced by the following provision:

            (a)   Term; Renewal Term. Unless this Agreement is otherwise terminated by Licensor as provided in this Agreement, and provided Licensee is in full compliance with its duties and obligations hereunder, the initial Term of this Agreement shall be extended automatically at the expiration of the initial Term for a first "Renewal Term" unless Licensee gives Licensor written notice of termination between February 1, 2014 and July 31, 2014. The first Renewal Term shall commence on February 1, 2015 and continue until January 31, 2025, unless terminated earlier in accordance with the terms and conditions hereof. Subject to the same conditions, the initial Renewal Term shall be extended automatically upon its expiration for a second Renewal Term unless written notice of non-renewal is furnished to Licensor between February 1 and July 31 of the tenth year of the first Renewal Term. The Second Renewal Term shall commence on February 1, 2025 and continue until January 31, 2035, unless terminated earlier in accordance with the terms and conditions hereof. Subject to the same conditions, the second Renewal Term shall be extended automatically upon its expiration for successive five year Renewal Terms unless written notice of non-renewal is furnished to Licensor between February 1 and July 31 preceding the final year of the current Renewal Term. All renewals shall be upon the same terms and conditions as set forth in this Agreement, except as otherwise agreed to in writing by authorized officers of the Parties. If this Agreement remains in effect in 2040, the Parties agree to negotiate in good faith that year in order to conclude and execute an updated version of this Agreement, one reasonably adapted to current circumstances, market conditions, and the like.

3.5
Articles 4.8(e) and 4.8(h) of the Original Agreement are deleted in their entirety.

3.6
Article 4.10(a) of the Original Agreement is deleted in its entirety and replaced by the following provision:

4.10
Notices.

(a)
Any notice or request with respect to this Agreement shall be made personally, by registered mail, by airborne express courier, or by confirmed facsimile and shall be directed by each Party to the other at its respective address as follows:

        If to Licensee, to:

        Mega Sports Co., Ltd.
        1-36-5, Nihonbashi Kakigara-cho
        Chuo-ku, Tokyo 103-0014, JAPAN
        Tel: 011-81-3-5644-5716
        Fax: 011-81-3-5644-3669
        Attention: Chief Operating Officer

        With copy to:

        AEON Co., Ltd.
        1-5-1, Nakase, Mihama-ku
        Chiba-shi, Chiba-ken, 261, Japan
        Tel: 011 81 (043) 212-6098
        Fax: 011 81 (043) 212-6813
        Attention: General Manager of International Business Department

        If to Licensor, to:

        The Sports Authority Michigan, Inc.
        TSA Stores, Inc.
        1050 W. Hampden Avenue
        Englewood, Colorado 80110 U.S.A.
        Tel: 1 (303) 863-2205
        Fax: 1 (720) 475-2721
        Attention: Executive Vice President and General Counsel

3.7
Article IV of the Original Agreement is amended by adding the following new provision:

4.22
Merchandising Assistance. Upon request from Licensee, Licensor shall use commercially reasonable efforts to assist Licensee in obtaining certain highly desirable (or otherwise unavailable or difficult to obtain in Japan) lines of U.S. merchandise from among those sold in Licensor's SPORTS AUTHORITY stores in the U.S.A., under comparable terms and conditions as those between Licensor and its suppliers, taking into consideration conditions in Japan such as the products available in Japan, distribution systems in Japan, competitive circumstances, any conditions imposed upon the sale of the products in Japan and transportation and other additional charges which must be added to the cost of the products. Such assistance may include procuring import merchandise bearing trademarks owned by Licensor. To facilitate such efforts, both Licensor and Licensee shall hold strategic meetings together to decide on the best and appropriate commercial means to accomplish the intent of this Section 4.22.

3.8
All rights and obligations of Licensee under the Original Agreement are extended and shall apply to Licensee as expressly set forth herein. In any conflict between the terms of this Amendment and the Original Agreement, the terms of this Amendment shall govern. Except as set forth herein, the Original Agreement remains in full force and effect and unmodified.

        IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

TSA STORES, INC.	THE SPORTS AUTHORITY MICHIGAN, INC.
By:	By:
Title:	Title:
MEGA SPORTS CO., LTD.
By:
Title:

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  Exhibit 10.33.1
FIRST AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT